                                       1
EXHIBIT 99.3

                    Raytheon Savings and Investment Plan for
                          Puerto Rico Based Employees
                              Financial Statements
                          To Accompany 1999 Form 5500
                     Annual Report of Employee Benefit Plan
                              Under ERISA of 1974
                      For the Year Ended December 31, 1999


The supplemental schedules to the Plan's Form 5500 are not required since the Plan's assets are held in a Master Trust. Accordingly, the Plan administrator must file detailed financial information, including the supplemental schedules, separately with the Department of Labor.

                       Report of Independent Accountants

To the Participants and Administrator of the Raytheon Savings and Investment Plan for Puerto Rico Based Employees

In our opinion, the accompanying statements of net assets available for plan benefits and the related statements of changes in net assets available for plan benefits present fairly, in all material respects, the net assets available for plan benefits of the Raytheon Savings and Investment Plan for Puerto Rico Based Employees (the "Plan") at December 31, 1999 and December 31, 1998, and the changes in net assets available for plan benefits for the year ended December 31, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in Note J to the financial statements, the Plan will be transferred from Raytheon Catalytic, Inc. to Morrison Knudsen upon the expected closing of the stock sale.


PricewaterhouseCoopers LLP

Boston, Massachusetts
June 16, 2000

              Statements of Net Assets Available for Plan Benefits

                        As of December 31, 1999 and 1998

                                                         1999           1998
Assets
Master trust investments:
  At contract value (Notes B, E and K):
   Investment contracts                                $  200,776    $   87,670
   Common collective trust                                  3,608         1,716
  At fair value (Notes B and K):
   Registered investment companies                        744,624       575,071
   Common collective trust                                233,408       241,676
   Raytheon Company common stock                          302,334       321,152
   Participant loans                                      126,313        37,300
                                                       ----------    ----------
                                                        1,611,063     1,264,585
                                                       ----------    ----------

Receivables:
    Accrued investment income and other receivables         3,349         2,417
    Cash and cash equivalents                              28,117        13,742
                                                       ----------    ----------
        Total assets                                   $1,642,529    $1,280,744
                                                       ----------    ----------
Liabilities

Payable for outstanding purchases                      $    1,287    $      776
Accrued expenses and other payables                           513         1,019
                                                       ----------    ----------
        Total liabilities                              $    1,800    $    1,795
                                                       ----------    ----------
Net assets available for plan benefits                 $1,640,729    $1,278,949
                                                       ==========    ==========

   The accompanying notes are an integral part of these financial statements.

         Statement of Changes in Net Assets Available for Plan Benefits
                      For the Year Ended December 31, 1999


Additions to net assets attributable to:
  Investment income (Notes B, E and K):
      Net depreciation of investments                   $ (150,000)
      Interest and dividends                                96,208
                                                        ----------
                                                           (53,792)

Contributions and deferrals:
    Employee deferrals                                     320,305
    Employer contributions                                 170,663
    Transfers (Note I)                                      91,610
                                                        ----------
                                                           582,578

        Total additions                                    528,786
                                                        ----------
Deductions from net assets attributable to:

    Distributions to participants                          166,501
    Administrative expenses                                    505
                                                        ----------

        Total deductions                                   167,006
                                                        ----------

Increase in net assets                                     361,780

Net assets, beginning of year                            1,278,949
                                                        ----------
Net assets, end of year                                 $1,640,729
                                                        ==========

   The accompanying notes are an integral part of these financial statements.

                         Notes to Financial Statements

A.       Description of Plan

         General

         The following description of the Raytheon Savings and Investment Plan for Puerto Rico Based Employees (the "Plan") provides only general information. Participants should refer to the plan document for a complete description of the Plan's provisions. The Plan is a defined contribution plan covering certain Puerto Rico based employees of Raytheon Catalytic, Inc., a wholly owned subsidiary of Raytheon Company (the "Company"). To participate in the Plan, eligible employees must have three months of service and may enter the Plan only on the first pay date of each month. The purpose of the Plan is to provide participants with a tax-effective means of meeting both short and long-term investment objectives. The Plan, effective as of January 1, 1995, is intended to comply with all the requirements for a "qualified profit sharing plan" under the Revenue Code of Puerto Rico (the "Code"). The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

         All of the Plan's investments are combined with the investments of other similar defined contribution plans of Raytheon Company into the Raytheon Company Master Trust for Defined Contribution Plans ("Master Trust"). The trustee of the Master Trust maintains a separate account reflecting the equitable share in the Master Trust of each plan.

         Investment income and administrative expenses relating to the Master Trust are allocated to the individual plans based upon average monthly balances invested by each plan.

         Contributions and Deferrals

         Effective January 1, 1999, employees are allowed to defer up to 20% of their annual compensation up to a maximum of $8,000 to the Plan. Employee contributions, including rollovers, are invested based on participant elections. The Company will match contribution amounts equal to 100% of each participant's deferral, up to a maximum of 4% of compensation. The Company match shall be made to the Raytheon Common Stock Fund and must be held in that fund until the beginning of the fifth plan year following the plan year for which the contribution was made. The Company will also make an Employee Stock Ownership Portion ("ESOP") contribution equal to one-half of one percent of the participant's compensation. The ESOP portion of the Plan provides for investment, primarily in Raytheon Company Class B common stock; however, as required by the Code, the Plan permits limited diversification after a participant attains age 55 or completes 10 years of plan participation (including participation in the prior ESOP plans).

         Participants may invest their deferrals in increments of 1% in any combination of thirteen funds. The investment objectives of the funds range from conservative investments with an emphasis on preservation of capital to equity investments with an emphasis on capital gains. The underlying assets that make up the funds include cash and equivalents, investment contracts, registered investment companies, common collective trusts, common stock and Raytheon Company stock.

         Dividends and distributions from investments of all fund options are reinvested in their respective funds; stock dividends, stock splits and similar changes are also reflected in the funds.

         Participant Accounts

         Each participant's account is credited with the participant's deferral, the Company's contributions and an allocation of Plan earnings. Plan earnings are allocated based on account balances by fund. Participant's accounts are debited with an allocation of Plan expenses.

         Vesting

         Effective January 1, 1999, all employee and employer contributions and earnings thereon are fully and immediately 100% vested for each participant who performs an hour of service on or after January 1, 1999.

         Prior to 1999, vesting requirements for employer contributions plus earnings thereon varied depending upon when an employee became eligible to participate in the Plan. Vesting generally occurred upon completion of five years of service or after 3 years of participation or upon retirement, death, disability, or attainment of retirement age. Forfeitures of the nonvested portions of terminated participants' accounts are used to reduce required contributions of the Company. Participants were always immediately vested in their voluntary deferrals plus actual earnings thereon.

         Distributions to Participants

         A participant may withdraw all or a portion of deferrals, employer contributions and related earnings upon attainment of age 59 1/2. For reasons of financial hardship, as defined in the plan document, a participant may withdraw all or part of deferrals. On termination of employment, a participant will receive a lump-sum distribution. If the vested account is valued in excess of $3,500, the participant has the option to defer distribution. A retiree or a beneficiary of a deceased participant may defer the distribution until January of the year following attainment of age 65.

         Loans to Participants

         A participant may borrow against a portion of the balance in the participant's account, subject to certain restrictions. The maximum amount of a loan is one-half of the participant's account balance up to $50,000. The minimum loan which may be granted is $500. The interest rate applied is equal to the prime rate published in the Wall Street Journal on the first business day in each calendar quarter. Loans must be repaid over a period of up to five years by means of payroll deductions. In certain cases, the repayment period may be extended up to 15 years. Interest paid to the Plan on loans to participants is credited to the borrower's account in the investment fund to which repayments are made.

         Administrative Expenses

         Certain expenses of administering the Plan are paid by the plan participants.

B.       Summary of Significant Accounting Policies

         The accompanying financial statements are prepared on the accrual basis of accounting. The provisions of AICPA Statement of Position 99-3 were adopted in 1999 and prior period financial statements and disclosures have been reclassified where appropriate.

         The Plan's investment contracts and common collective trust are fully benefit-responsive and are therefore included in the financial statements at their contract value, defined as net contributions and deferrals plus interest earned on the underlying investments at contracted rates. Contract value approximates fair value. Investments in mutual funds and the common collective trust are valued at the closing net asset value reported on the last business day of the year. Investments in securities (common stocks) traded on a national securities exchange are valued at the last reported sales price on the last business day of the year. Cash equivalents are short-term money market instruments and are valued at cost, which approximates fair value. Participant loans are valued at cost, which approximates fair value.

         Security transactions are recorded on the trade date. Except for its investment contracts (Note E), the Plan's investments are held in a trust. Payable for outstanding security transactions represents trades which have occurred but have not yet settled.

         The Plan presents in the statement of changes in net assets the net appreciation (depreciation) in the fair value of its investments, which consists of the realized gains or losses and the unrealized appreciation (depreciation) on those investments.

         Dividend income is recorded on the ex-dividend date. Income from other investments is recorded as earned on an accrual basis. Investment income includes both dividend and interest income.

         Benefits are recorded when paid.

         The preparation of the financial statements in conformity with generally accepted accounting principles requires the Plan administrator to make significant estimates and assumptions that affect the reported amounts of net assets and liabilities available for benefits at the date of the financial statements and the changes in net assets available for benefits during the reporting period and, when applicable, disclosures of contingent assets and liabilities at the date of the financial statements. Actual results could differ from the estimates included in the financial statements.

         The Plan provides for various investment options in any combination of stocks, bonds, fixed income securities, mutual funds and other investment securities. Investment securities are exposed to various risks, such as interest rate, market and credit risk. Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in risks in the near term would materially affect participants' account balances and the amounts reported in the statement of net assets available for plan benefits and the statement of changes in net assets available for plan benefits.

C.       Investments

         The following presents investments that represent 5 percent or more of the Plan's net assets:
                                                December 31,
                                             1999          1998

  Fidelity Equity Income Fund             $ 274,126     $ 287,340
  Raytheon Company common stock**           302,334       321,152
  BT Pyramid Equity Index Fund              233,408       241,676
  Fidelity Magellan Fund                    153,327       117,182
  Fidelity Blue Chip Fund                   143,838       109,521
  Vanguard PrimeCap Fund                    90,575        *
  Participant loans                         126,313       *

     * Investments were less than 5 percent of the Plan's net assets.

    ** Amount is made up of both participant and non-participant directed funds.

         During the year ended December 31, 1999 the Plan's investments experienced a net depreciation as follows:

Registered investment companies                     $  43,969
Common collective trusts                               46,175
Raytheon Company common stock                        (240,144)
                                                    ---------
                                                    $(150,000)
                                                    ---------
D.  Nonparticipant-Directed Investments

    Information about the net assets and the significant components of the changes in net assets relating to the nonparticipant-directed investments is as follows:

                                                     December 31,
                                                   1999         1998
Net assets:
    Raytheon Company common stock                $113,962      $77,794
    Cash and cash equivalents                       5,606        1,071
                                                 --------      -------
Total                                            $119,568      $78,865
                                                 ========      =======

                                             For the Year Ended
                                             December 31, 1999

Changes in net assets:
    Contributions                                $ 169,781
    Interest and dividends                             232
    Net depreciation of investments               (108,446)
    Distributions to participants                  (17,263)
    Administrative expenses                           (364)
    Net fund transfers                              (3,237)
                                                 ---------
                                                 $  40,703
                                                 =========

E. Investment Contracts

         The Plan invests in collateralized fixed income investment portfolios which are managed by insurance companies and investment management firms. The credited interest rates are adjusted semiannually to reflect the experienced and anticipated yields to be earned on such investments, based on their book value. The annualized average yield and credited interest rates were as follows:

                                                          Annualized   Credited
                                                           average     interest
                                                            yield        rate

For the year ended December 31, 1999:

    Chase Manhattan Bank (429666)                            5.69%      5.69%
    Deutsche Bank AG (FID-RAY-1)                             5.59%      5.59%
    Fidelity IPL (633-GCDC)                                  5.75%      5.76%
    Fidelity STIF                                            5.22%      5.74%
    State Street Bank and Trust (99054)                      5.70%      5.70%
    Westdeutsche Landesbank (WLB6173)                        5.69%      5.69%

For the year ended December 31, 1998:

    Banker's Trust (WBS 92-485)                              6.85%      6.85%
    Metropolitan Life Insurance Company (GIC GA-12908)       6.58%      6.58%
    Metropolitan Life Insurance Company (GIC GA-13659)       6.10%      6.10%
    Prudential Asset Management Company (GIC 917163-001)     6.75%      6.75%
    Connecticut General (GIC 0025174)                        5.58%      5.58%
    Fidelity IPL (633-GCDC)                                  5.62%      5.62%
    Monumental Life Insurance Company (GIC BDA00463FR-00)    7.84%      7.84%

         The contract values are subject to limitations in certain situations including large workforce reductions and plan termination.

F.  Related Party Transactions

         The Plan's trustee is Fidelity Management Trust Company (the "Trustee"). The Trustee holds the funds for the Plan and is responsible for managing the Plan's investment assets, executing all investment transactions, recording approved transactions, and, therefore these transactions qualify as party-in-interest.

         In accordance with the provisions of the Plan, the Trustee acts as the Plan's agent for purchases and sales of shares of Raytheon Company common stock. These transactions are performed on a Master Trust level. For the Master Trust, purchases amounted to $721,986,347 and sales amounted to $204,780,412 for the year ended December 31, 1999.

G.       Tax Status

         The Plan obtained its latest determination letter in August 1996, in which the Treasury department of the Commonwealth of Puerto Rico stated that the Plan, as submitted, was in compliance with the applicable requirements of the Puerto Rico Income Tax Act of 1954, as amended. Since receiving the determination letter, the Plan has been amended. The Plan administrator and the Plan's legal counsel believe that the Plan is designed and being operated in compliance with the applicable requirements of the aforementioned Act.

H.       Plan Termination

         Although it has not expressed any intention to do so, the Company reserves the right under the Plan at any time or times to discontinue its contributions and to terminate the Plan subject to the provisions of ERISA. In the event of plan termination, after payment of all expenses and proportional adjustment of accounts to reflect such expenses, fund losses or profits, and reallocations, each participant shall be entitled to receive any amounts then credited to his or her account.

I.       Transfers

         Transfers include transfers of participant accounts, individually and/or in-groups, between the Plan and all other plans included in the Master Trust for those participants and/or groups of participants who changed plans during the year. Transfers also include transfers of participant accounts, individually and/or in-groups, between the Plan and similar savings plans of other companies for those participants who changed companies during the year.

J.        Subsequent Event

On April 14, 2000, the Company signed a definitive agreement with Morrison Knudsen to sell all of the stock of Raytheon Engineers & Constructors, Inc. and several subsidiaries, including Raytheon Catalytic, Inc., the sponsor of the Plan. Consequently, as of the closing date of the stock sale, the Plan will be transferred from the Raytheon controlled group of corporations to the Morrison Knudsen controlled group of corporations.

K.       Master Trust

         The following is a summary of net assets available for plan benefits by Plan under the Master Trust as of December 31, 1999:

                                                                      Raytheon
                                                    Raytheon        Savings and
                                 Raytheon           Employee      Investment Plan    Raytheon
                               Savings and         Savings and    for Puerto Rico    Defined
                               Investment           Investment          Based       Contribution
                                 Plan                 Plan            Employees     Master Trust
Assets:
Master trust investments:
    At contract value:
      Investment contracts     $1,365,686,304      $152,581,183     $  200,776    $1,518,468,263
      Common collective trust      24,541,396         2,741,885          3,608        27,286,889

    At fair value:
      Registered investment
        companies               3,418,046,502       189,241,065        744,624     3,608,032,191
      Common collective trust     897,408,197        62,574,915        233,408       960,216,520
      Raytheon Company
        common stock              767,489,840        85,131,829        302,334       852,924,003
      Common stock                279,907,944         7,967,256              -       287,875,200
      Participant loans           224,811,843        44,414,163        126,313       269,352,319
                               --------------      ------------     ----------    --------------
      Total investments         6,977,892,026       544,652,296      1,611,063     7,524,155,385
                               --------------      ------------     ----------    --------------

Cash and cash equivalents         108,497,715         9,876,650         28,117       118,402,482

Receivables:
    Employer contributions            456,290         3,556,816              -         4,013,106
    Accrued investment income
      and other receivables         9,328,981           947,795          3,349        10,280,125
    Transfer receivable*          558,535,238                 -              -       558,535,238
                               --------------      ------------     ----------    --------------
      Total assets             $7,654,710,250      $559,033,557     $1,642,529    $8,215,386,336
                               --------------      ------------     ----------    --------------
Liabilities

Payable for outstanding
  purchases                    $    3,078,603      $    356,829     $    1,287    $    3,436,719
Accrued expenses and other
  payables                          1,903,254           141,490            513         2,045,257
Transfer payable*                           -       558,535,238              -       558,535,238
                               --------------      ------------     ----------    --------------
      Total liabilities        $    4,981,857      $559,033,557     $    1,800    $  564,017,214
                               --------------      ------------     ----------    --------------

Net assets available for plan
benefits                       $7,649,728,393      $         -      $1,640,729    $7,651,369,122
                               ==============      ============     ==========    ==============
Percentage of total trust              99.98%             0.00%          0.02%           100.00%
assets


    * The transfer receivable/payable represents the merger of the Raytheon
Employee Savings and Investment Plan into the Raytheon Savings and Investment Plan.

         The following is a summary of net assets available for plan benefits by Plan under the Master Trust as of December 31, 1998:

                                                              Raytheon
                                                             Savings and
                                               Raytheon       Investment                      Raytheon
                                Raytheon       Employee        Plan for                        Defined
                              Savings and      Savings and    Puerto Rico     Other prior    Contribution
                               Investment      Investment       Based        plans merged       Master
                                 Plan            Plan         Employees        12/31/98          Trust
Assets:
Master trust investments:
  At contract value:
   Investment contracts     $  776,630,273    $  20,713,337   $   87,670     $  521,071,601    $1,318,502,881
   Common collective trust      15,198,859          405,365        1,716         10,197,509        25,803,449

  At fair value:
   Registered investment
     companies               1,144,209,772       31,699,672      575,071      1,522,564,673    2,699,049,188
   Common collective trust     519,296,605       10,496,295      241,676        215,568,215      745,602,791
   Raytheon Company
     common stock              356,701,412        8,925,215      321,152        549,724,121      915,671,900
   Common stock                          -                -            -        172,859,819      172,859,819
   Participant loans           127,374,239        6,229,708       37,300        117,046,618      250,687,865
                            --------------     ------------   ----------     --------------  ---------------
      Total investments      2,939,411,160       78,469,592    1,264,585      3,109,032,556    6,128,177,893
                            --------------     ------------   ----------     --------------  ---------------
Cash and cash equivalents       80,249,335        2,117,237       13,742         64,877,770      147,258,084

Receivables:
   Employer contributions               -                -            -           3,595,261        3,595,261
   Accrued investment income
     and other receivables       3,214,568           75,163        2,417          4,247,441        7,539,589
   Transfer receivable*      3,824,865,272      210,313,280            -                  -    4,035,178,552
                            --------------     ------------   ----------     --------------  ---------------
     Total assets           $6,847,740,335     $290,975,272   $1,280,744     $3,181,753,028  $10,321,749,379
                            --------------     ------------   ----------     --------------  ---------------
Liabilities

Payable for outstanding
  purchases                 $      861,953     $     21,566   $      776     $    1,047,830  $     1,932,125
Accrued expenses and other
  payables                       1,415,440           32,586        1,019          1,353,322        2,802,367
Transfer payable*                        -                -            -      3,179,351,876    3,179,351,876
                            --------------     ------------   ----------     --------------  ---------------
     Total liabilities      $    2,277,393     $     54,152   $    1,795     $3,181,753,028  $ 3,184,086,368
                            --------------     ------------   ----------     --------------  ---------------

Net assets available for
  plan benefits             $6,845,462,942     $290,921,120   $1,278,949     $           -   $ 7,137,663,011
                            ==============     ============   ==========     ==============  ===============
Percentage of total trust           95.91%            4.07%        0.02%              0.00%           100.00%
     assets

         * Represents the merger of the other prior plans into the Raytheon Savings and Investment Plan and the
Raytheon Employee Savings and Investment Plan.

         The following is a summary of investment income by Plan under the Master Trust for the year ended December 31, 1999:

                                                                         Raytheon
                                                         Raytheon       Savings and
                                       Raytheon          Employee      Investment Plan     Raytheon
                                      Savings and       Savings and    for Puerto Rico     Defined
                                       Investment        Investment        Based         Contribution
                                         Plan              Plan          Employees       Master Trust
Investment income:
    Interest and dividends            $ 422,485,598     $ 30,193,248    $  96,208       $ 452,775,054


    Net appreciation/(depreciation)
      Registered investment companies   133,664,027        7,294,448       43,969         141,002,444
      Common collective trusts          166,058,412       11,577,692       46,175         177,682,279
      Raytheon Company common stock    (498,666,117)     (63,984,845)    (240,144)       (562,891,106)
      Common stock                      189,763,388        6,009,679            -         195,773,067
                                      -------------     ------------    ---------       -------------
                                         (9,180,290)     (39,103,026)    (150,000)        (48,433,316)
                                      -------------     ------------    ---------       -------------
Total investment income/(loss)        $ 413,305,308     $ (8,909,778)   $ (53,792)      $ 404,341,738
                                      =============     ============    =========       =============




